Exhibit 99.1

SCOTT’S LIQUID GOLD-INC.

ACQUIRES PRELL®, DENOREX® AND ZINCON® BRANDS

DENVER, Colorado (July 7, 2016) – Scott’s Liquid Gold-Inc. (OTC BB: “SLGD”) announced today its acquisition of the Prell®, Denorex® and Zincon® brands of hair and scalp care products from Ultimark Products, Inc. for a purchase price of approximately $9.1 million, subject to adjustment.

“We are excited about our acquisition of these brands. Prell®, Denorex® and Zincon® products will be great additions to our existing health and beauty care portfolio of products,” said Mark Goldstein, Chairman, President and CEO of SLGD. “This investment represents an important strategic opportunity that will benefit our shareholders, consumers, customers, and employees.”

In connection with the transaction, SLGD terminated its revolving credit facility with Summit Financial Resources, L.P. and entered into a Credit Agreement with JPMorgan Chase Bank, N.A. (“Chase”) pursuant to which Chase provided a term loan of $2.4 million and a revolving credit facility of $4 million, which will be used to finance a portion of the Ultimark transaction and for SLGD’s general corporate purposes and working capital.

Holland & Hart LLP and Threadstone Advisors LLC represented SLGD in both transactions.

Company Overview

Scott’s Liquid Gold-Inc. develops, manufactures, markets and sells quality household and skin and hair care products. The Company’s most well-recognized product, Scott’s Liquid Gold® wood cleaner and preservative, has been sold in the United States for over 60 years. The Company’s skin care products consist of Alpha® Skin Care products and Neoteric Diabetic® healing cream. In addition, the Company is the exclusive distributor in the United States of Montagne Jeunesse/7th Heaven face masque and skin care sachets and the exclusive distributor in the specialty retailer channel in the United States of Batiste dry shampoo, which products are manufactured by two other companies. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol “SLGD”.

This press release may contain “forward-looking” statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company’s performance inherently involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changing consumer preferences and the continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; competitive factors, including any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreements for Montagne Jeunesse/7th Heaven face masque and skin care sachets and Batiste dry shampoo; the need for effective advertising of our products and limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; the availability of necessary raw materials and potential increases in the prices of these raw materials; changes in the regulation of our products, including applicable environmental regulations and U.S. Food and Drug Administration regulations; continuing availability of financing on terms and conditions that are acceptable to us; the degree of success of the integration of product lines or businesses we may acquire; future losses which could affect our liquidity; the loss of any executive officer; and other risks discussed in this release and in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Mark E. Goldstein at (303) 576-6110